Exhibit 10.16

ABCELLERA BIOLOGICS INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. AbCellera Biologics Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly-held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Board has determined that the AbCellera Biologics Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company, as applicable.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Accounting Firm” means an independent accounting firm selected by the Company.

(b) “Accrued Benefits” means any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation or leave entitlement, and any vested benefits a Covered Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan as of a Date of Termination.

(c) “Administrator” means the Board or the Compensation Committee of the Board.

(d) “Base Salary” means the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect for the year immediately prior to the year in which the Date of Termination occurs.

(e) “Cause” means, and shall be limited to, the occurrence of any one or more of the following events:

(i) the Covered Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(ii) the Covered Executive’s material breach of any agreement between the Covered Executive and the Company;

(iii) the Covered Executive’s material failure to comply with the Company’s written policies or rules;

(iv) the Covered Executive’s gross negligence or willful misconduct in connection with the Covered Executive’s performance of his/her duties to the Company;

(v) the Covered Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company and, if curable, a period of thirty (30) days to cure such failure;

(vi) the conviction of, indictment for or plea of nolo contendere by the Covered Executive to a felony, indictable offence or a crime involving moral turpitude;

(vii) the Covered Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Covered Executive’s cooperation;

(viii) any other act or omission by the Covered Executive, which would constitute just cause under applicable common law.

(f) “Change in Control” means a Sale Event, as defined in the AbCellera Biologics Inc. 2020 Share Option and Incentive Plan, as amended from time to time.

(g) “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the one-year anniversary of the Change in Control.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended.

(i) “Covered Executives” means Tier 1 Executive and those other employees designated by the Administrator in its sole discretion as the Tier 2 Executives, and, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.

(j) “Date of Termination” means the date that a Covered Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.

(k) “Disability” means the following: if through any illness, injury, accident or condition of either a physical or psychological nature, the Covered Executive becomes unable to perform substantially all of his duties and responsibilities, with all accommodations required by law, for a period of twenty-six (26) weeks, whether or not consecutive, within a fifty-two (52) week period, and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree in the foreseeable future.

(l) “Good Reason” means that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:

(i) a material diminution in the Covered Executive’s annual base salary other than across the board decreases in annual base salary similarly affecting all executives of the Company;

(ii) the Company requiring the Covered Executive to relocate (other than for travel incident to the Covered Executive’s performance of his or her duties on behalf of the Company and other than as previously agreed upon between the Covered Executive and the Company) a distance of more than fifty (50) miles from the Covered Executive’s current principal place of business; or

(iii) any material diminution in the Covered Executive’s position, responsibilities, authority or duties in his or her capacity as an officer, vice president or department head of the Company.

For purposes of Section 2(l)(iii), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(m) “Good Reason Process” means:

(i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii) the Covered Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition;

(iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the Covered Executive terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within sixty (60) days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(n) “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

(o) “Participation Agreement” means an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

(p) “Qualified Termination Event” means (i) a termination of the Covered Executive’s employment by the Company other than for Cause, death or Disability or (ii) the Covered Executive’s resignation from the Company for Good Reason.

(q) “Restrictive Covenants Agreement” means a confidentiality and proprietary inventions assignment agreement or similar agreement entered into between the Covered Executive and the Company.

(r) “Tier 1 Executive” means the Company’s Chief Executive Officer.

(s) “Tier 2 Executives” means the individuals designated as such by the Administrator and who are listed in Exhibit A, attached hereto, as such exhibit is amended by the Administrator from time to time.

3. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii) determine which individuals are and are not Covered Executives, designate an individual as a Tier 2 Executive, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the Plan; and

(vi) otherwise supervise the administration of the Plan.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.

4. Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. The Administrator may determine at any time that a Covered Executive should no longer be designated as eligible as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update the applicable Exhibit hereto.

5. Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any Accrued Benefits, within the time required by law but in no event more than sixty (60) days after the Date of Termination.

6. Termination Not in Connection with a Change in Control. In the event of a Qualified Termination Event occurs at any time other than during the Change in Control Period, with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of the Restrictive Covenants Agreement(s) (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, to the extent required, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and subject to the Covered Executive complying with the Separation Agreement and Release, the Company shall:

(a) pay the Covered Executive an amount equal eighteen (18) months’ Base Salary for the Tier 1 Executive and twelve (12) months’ Base Salary for each Tier 2 Executive; and

(b) (i) for U.S. Covered Executives, if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company for eighteen (18) months for the Tier 1 Executive and twelve (12) months for each Tier 2 Executive, after the Date of Termination, based on the premiums as of the Date of Termination and (ii) for Canadian Covered Executives, subject to any insurer approval and required exclusions, the Company shall continue all of the Covered Executive’s health benefits for eighteen (18) months for the Tier 1 Executive and twelve (12) months for each Tier 2 Executive, after the Date of Termination, subject to the terms and conditions of the applicable plan, provided that in no case will a Canadian Covered Executive receive less benefit continuation than is required by applicable employment standards legislation.

The amounts payable and benefits provided under Section 6(a) and (b), as applicable, shall be paid out in a substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months for the Tier 1 Executive and twelve (12) months for the Tier 2 Executive commencing within sixty (60) days after the Date of Termination or such earlier date as is required by applicable employment standards legislation; provided, however, that in respect of Covered Employees who are U.S. taxpayers, if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Code Section 409A, shall begin to be paid in the second calendar year no later than the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding the foregoing or anything else to the contrary in the Plan, (i) to the extent that the amounts payable and any benefits provided under Section 6(a) and (b) are less than a Canadian Covered Executive’s minimum entitlements under applicable employment standards legislation in any respect, the Canadian Covered Executive shall receive those amounts and benefits as expressly required by such legislation, and (ii) receipt by a Canadian Covered Executive of any minimum entitlements as expressly required by applicable employment standards legislation shall not be conditional on the Canadian Covered Executive’s execution of the Separation Agreement and Release.

7. Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution and non-revocation of the Separation Agreement and Release, all within the time period set forth in the Separation Agreement and Release, but in no event more than sixty (60) days after the Date of Termination, the Company shall:

(a) cause 100% of the outstanding and unvested equity awards with time-based vesting held by the Covered Executive to immediately become fully vested, exercisable or nonforfeitable as of the Date of Termination; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement.5 Notwithstanding the foregoing, in the event of a Change in Control where the parties to such Change in Control do not provide for the assumption, continuation or substitution of equity awards of the Company, any and all outstanding and unvested equity awards held by the Covered Executive shall be subject to Section 3(c) of the Company’s 2020 Share Option and Incentive Plan, as amended from time to time;

(b) pay to the Covered Executive an amount equal to the sum of (i) 150% of Base Salary for the Tier 1 Executive and 100% of Base Salary for each Tier 2 Executive plus (ii) 150% for the Tier 1 Executive and 100% for each Tier 2 Executive, of the Covered Executive’s annual target bonus in effect immediately prior to the Qualified Termination Event (or the Covered Executive’s target bonus in effect immediately prior to the Change in Control, if higher); and

(c) (i) for U.S. Covered Executives, if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company for eighteen (18) months for the Tier 1 Executive and twelve (12) months for each Tier 2 Executive, after the Date of Termination, based on the premiums as of the Date of Termination, and (ii) for Canadian Covered Executives, subject to any insurer approval and required exclusions, the Company shall continue all of the Covered Executive’s health benefits for eighteen (18) months for the Tier 1 Executive and twelve (12) months for each Tier 2 Executive, after the Date of Termination, subject to the terms and conditions of the applicable plan, provided that in no case will a Canadian Covered Executive receive less benefit continuation than is required by applicable employment standards legislation.

The amounts payable and benefits provided under Section 7(b) and (c), as applicable, shall be paid out in a lump sum within sixty (60) days after the Date of Termination or such earlier date as is required by applicable employment standards legislation; provided, however, that in respect of Covered Employees who are U.S. taxpayers, if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Code Section 409A, shall be paid in the second calendar year no later than the last day of the 60-day period. For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.

Notwithstanding the foregoing or anything else to the contrary in the Plan, (i) to the extent that the amounts payable and any benefits provided under Section 7(a) and (b) are less than a Canadian Covered Executive’s minimum entitlements under applicable employment standards legislation in any respect, the Canadian Covered Executive shall receive those amounts and benefits as expressly required by such legislation, and (ii) receipt by a Canadian Covered Executive of any minimum entitlements as expressly required by applicable employment standards legislation shall not be conditional on the Canadian Covered Executive’s execution of the Separation Agreement and Release.

8. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

9. Restrictive Covenants Agreement.

As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Restrictive Covenants Agreements or similar agreement entered into between the Covered Executive and the Company and such other agreement(s) as designated in the applicable Participation Agreement. If a Covered Executive has not entered into a Restrictive Covenants Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.

10. Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

11. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Notice and Date of Termination.

(a) Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.

(b) Notice to the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

AbCellera Biologics Inc.

Attention: Chief Legal Officer

2215 Yukon Street

Vancouver, BC A1 V5Y 0A1

Canada

13. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.

14. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation), subject to applicable laws.

15. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Non-Duplication of Benefits and Effect on Other Plans and Common Law Rights. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of, and hereby supersede and replace, any other termination or severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive, other than as provided in Section 3(c) of the Company’s 2020 Share Option and Incentive Plan, as amended from time to time. Except as set out in the Plan or as required by applicable employment standards legislation, the Covered Executives shall not be entitled to any additional notice, pay in lieu of notice, severance payments, pay in lieu of incentives or other compensation of any kind in respect of the termination of their employment, pursuant to the common law or otherwise.

18. No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or, subject to Section 17, shall affect the terms and conditions of a Covered Executive’s employment with the Company.

19. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.

20. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of British Columbia and the laws of Canada applicable in British Columbia, without giving effect to the conflict of laws principles.

21. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22. Effectiveness and Term. The Executive Severance Plan is effective as of December 4, 2020.

Exhibit A

Tier 2 Executives

Individual	Title
Andrew Booth	Chief Financial Officer
Veronique Lecault	Chief Operating Officer
Tryn Stimart	Chief Legal Officer
Ester Falconer	Head of Research and Development